Exhibit 99

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information:	September 1, 2016
Joe Weigel Director of Marketing & Communications (800) CELADON Ext. 7006 (317) 972-7006 Direct jweigel@celadontrucking.com

CELADON GROUP REPORTS JUNE QUARTER AND FULL FISCAL YEAR RESULTS
AND DECLARES DIVIDEND

INDIANAPOLIS – Celadon Group Inc. (NYSE : CGI) today reported its financial and operating results for the three months and fiscal year ended June 30, 2016, the fourth fiscal quarter of the Company’s fiscal year ended June 30, 2016.

June Quarter and FY2016 Results

Revenue for the quarter increased $11.0 million, or 4.3%, to $264.3 million in the June 2016 quarter from $253.3 million in the June 2015 quarter.  Freight revenue, which excludes fuel surcharges, increased $18.4 million, or 8.2%, to $241.7 million in the June 2016 quarter from $223.3 million in the June 2015 quarter.  Net income decreased $10.4 million, or 86.5%, to $1.6 million in the 2016 quarter from $12.0 million for the same quarter last year.  Operating income decreased $16.0 million, or 74.7%, to $5.4 million in the June 2016 period from $21.4 million from the same quarter last year.  Earnings per diluted share decreased $0.41, or 87.2%, to $0.06 in the June 2016 quarter from $0.47 for the same quarter last year.

For the twelve months ended June 30, 2016, revenue increased $164.6 million, or 18.3%, to $1.07 billion in 2016 from $900.8 million for the same period last year.  Freight revenue, which excludes fuel surcharges, increased $198.7 million, or 25.8%, to $968.7 million in 2016 from $770.0 million for the same period last year. Operating income decreased $13.6 million, or 20.6%, to $52.2 million in the June 2016 period from $65.8 million from the same period last year.  Net income decreased $12.4 million, or 33.2%, to $24.8 million in fiscal 2016 from $37.2 million for the same period last year.  Earnings per diluted share decreased $0.64, or 42.1%, to $0.88 in 2016 from $1.52 for the same period last year.

The decline in net income and earnings per share for the 2016 quarter was attributable primarily to three factors.  The largest component was an approximately $7.8 million, approximately 17 cents per diluted share, decline in gain on disposition of equipment.  In addition, we recorded claims reserve adjustments of approximately $3.5 million, approximately 8 cents per diluted share,  relating to a $2.5 million adverse judgment and a $1.0 million increase in loss development reserves on prior period claims.  Finally, the combination of industry overcapacity, and sluggish freight volumes negatively impacted our average revenue per loaded mile, which compressed our variable and fixed cost margins.

Trucking Operations

The trucking environment during the June quarter was characterized by lackluster freight volumes, plentiful industry-wide capacity in most markets, and significant rate pressure from customers during contractual negotiations.  These factors negatively impacted our average revenue per total mile by approximately 1.0% compared with the 2015 quarter, and average miles per seated tractor declined by approximately 2.4%.  With the imbalance between demand and industry-wide truck capacity, the freight we obtained from the spot market to maintain adequate truck utilization was less compensatory. Spot market freight comprised approximately 4.7% of trucking revenue in the June 2016 quarter, compared with 7.7% in the same quarter last year, but spot market rates declined approximately 20%.  We anticipate seeing a similar trend in our average revenue per mile for the current quarter, and believe we will see flat to slightly down rates for the remainder of the calendar year.

Due to the challenging environment, during the quarter we continued to take measures to improve equipment utilization sequentially.  Compared with the same quarter of 2015, our average seated tractor count grew nearly 7.0% due to transactions during calendar 2015.  However, we downsized the fleet sequentially during the June quarter, reducing average seated tractor count by 274 trucks, or 5.4%, compared with the March quarter of 2016.  Operating fewer tractors contributed to a 102 mile, or 5.8%, increase in average miles per seated tractor compared with the March 2016 quarter.  For the near term, we intend to manage our fleet size based on available freight in more profitable lanes.  In addition, we intend to focus on contract renewals and new business for our dedicated operations, which consisted of 1,774 trucks at June 30, and allocating freight that does not fit our core network and pricing needs to our asset light division, which has seen approximately 15% growth in revenue compared with the June 2015 quarter.  Average revenue per tractor per week declined approximately 3.3% compared with the June 2015 quarter.  However, this metric improved for the third consecutive quarter, and we believe our efforts are showing progress.

Within our trucking fleet the percentage of tractors and miles operated by independent contractors increased compared with company truck miles. The average company tractor count increased by 60 trucks to 3,258 from 3,198 in the same quarter of 2015. Company miles decreased to 79.0 million, or a decrease of 0.1 million, in the current 2016 June quarter, from 79.1 miles last year. Independent contractor count increased by 251 tractors, to 1,550 from 1,298 for the same quarter last year.  Independent contractor miles increased by 4.9 million, to 36.7 million from 31.8 million for the same quarter last year.

Insurance and claims expense included a $2.5 million adverse judgment relating to a 2008 acquisition of certain business assets, as well as an additional $1.0 million of higher than expected claims loss development.  Excluding these factors, insurance and claims expense increased approximately 40 basis points as a percentage of revenue due to rising litigation costs.  This line item is expected to experience inflation pressure from a tightening insurance renewal market and litigation costs that impact our industry generally.

Quality Companies – Equipment Sales and Leasing

Our Quality Companies unit has two main businesses –equipment leasing and lease servicing.  Additionally, Quality will sell used equipment operated in the Celadon trucking business and other used equipment owned by Quality and leased to independent contractors and fleets.  In addition, historically, Quality’s business has included the purchase and seating of assets and the assignment of leases and sale of the related leased assets by Quality to financing sources. Celadon is not an obligor to the financing sources under these leases.  The assignment of leases and sale of leased assets to financing sources has been significantly reduced since March 2016 as Quality’s financing sources have tightened.  Quality continues to sell leased assets and other used equipment on a smaller scale.  As of June 30, 2016, Quality had servicing arrangements and other contracts in place for approximately 9,000 tractors and trailers owned by financing sources and 2,500 tractors carried on Celadon's consolidated balance sheet.  Revenue related to Quality’s business is reflected in other revenue in key operating statistics and was approximately $6.9 million for the June 2016 quarter, compared to $3.8 million for the June 2015 quarter.

For the quarter, gain on disposition of equipment was approximately $1.6 million, compared with $9.5 million in the same quarter of 2015.  The reduction in gain was primarily due to fewer sales of tractors to financing sources and the deferred recognition of sales to our partially owned investment, 19th Capital, which is a financing source but receives different GAAP treatment, as discussed below.

Balance Sheet and Debt

At June 30, 2016, we had $381.0 million of stockholders' equity and $441.7 million of total debt and lease obligations, net of cash balances.  Our earnings before interest, taxes, depreciation and amortization were $131.8 million for the year ended June 30, 2016.  At June 30, 2016, we had $151.4 million drawn under our $300 million revolving line of credit.

During the June 2016 quarter, we reduced our total debt and capital lease balance by approximately $84.8 million, to $450.8 million from $535.6 million at March 31, 2016.  The main components of this debt reduction were as follows.  First, we completed a sale-leaseback transaction of approximately 4,700 trailers, which reduced our debt obligations by approximately $70 million and resulted in a deferred gain of $1.2 million.  Of these trailers, we expect to refresh approximately 2,700, starting in the second half of calendar year 2017, and return approximately 2,000 over the next 12 months to match our expected fleet size and operational needs.  Second, we received approximately $28 million in net proceeds from the disposition of leased equipment, with a book value of approximately $35.5 million.  Under GAAP, although we transferred title of these assets, we retained certain risks of ownership through a deferred payment stream associated with the ultimate disposition of the equipment at the end of the lease period.  As a result, these assets were not removed from our balance sheet, but were reclassified to leased assets, as we retain approximately 20% of the net asset value.  We recorded an asset of approximately $35.5 million under leased assets and an associated liability of $28 million under other liabilities that will pay down an estimated period of 49 months as lease payments from owner operators are collected.

At June 30, 2016, leased assets held for sale, were approximately $24.9 million and revenue equipment held for sale was approximately $45.0 million, compared to $52.6 million and $49.9 million at June 30, 2015.

During the 2016 quarter, we reclassified approximately $99.3 million from current assets "leased revenue equipment held for sale" and "revenue equipment held for sale" into "leased assets."  These assets are leased to independent contractors and fleets by Quality.  The total is comprised of approximately $60 million of leased assets to be held as an internal leasing portfolio to generate leasing revenue.  The remaining approximately $35.5 million is the transaction discussed above.  The presentation is intended to differentiate the assets leased by Quality to lessees from assets used in our trucking operations.  The reclassification did not affect our income, cash flows, or working capital.

Accounting Notes

The 2016 quarter’s tax rate of 29.1% was lower than the 35.4% reported in prior year due to the higher percentage of income being generated from Canada and Mexico in 2016 at a lower effective tax rate compared with the 2015 period.  The difference in tax rate had a positive impact of approximately one cent per diluted share.  We expect the effective tax rate to range between 35% and 37% in subsequent quarters.

During the quarter we addressed the outstanding comment letter from the U.S. Securities and Exchange Commission with no change in our accounting policies or methods.  At this time, there are no additional pending comments.

Dividend

On August 2, 2016, the Board of Directors approved a regular cash dividend to shareholders for the quarter ending September 30, 2016.  The quarterly cash dividend of two cents per share of common stock will be payable on October 21, 2016 to shareholders of record at the close of business on October 7, 2016.

Questions

Please email questions to Kathryn Wouters, Director of Finance, at kwouters@celadontrucking.com, along with callback contact information.

Celadon Group Inc. (www.celadongroup.com), through its subsidiaries, provides long-haul, regional, local, dedicated, intermodal, temperature-protect, flatbed and expedited freight service across the United States, Canada and Mexico.  The company also owns Celadon Logistics Services, which provides freight brokerage services, freight management, as well as supply chain management solutions, including warehousing and distribution as well as Quality Companies, which provides equipment leasing and sales services.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Actual results may differ from those set forth in the forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitment, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings.

Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

- tables follow -

CELADON GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (Dollars and shares in thousands except per share amounts)
(Unaudited)

	For the three months ended		For the year ended
	June 30,		June 30,
	2016	2015	2016	2015

REVENUE:
Freight revenue	$241,694	$223,313	$968,668	$769,950
Fuel surcharge revenue	22,568	29,954	96,688	130,806
Total revenue	264,262	253,267	1,065,356	900,756

OPERATING EXPENSES:
Salaries, wages, and employee benefits	78,259	72,168	323,864	261,216
Fuel	25,876	31,790	103,017	144,687
Purchased transportation	86,208	79,088	354,143	245,352
Revenue equipment rentals	7,218	570	17,574	7,429
Operations and maintenance	18,051	16,470	71,294	56,237
Insurance and claims	13,204	8,464	36,670	29,091
Depreciation and amortization	19,156	21,560	79,555	75,317
Communications and utilities	2,546	2,251	10,145	8,361
Operating taxes and licenses	5,071	5,061	20,718	16,443
General and other operating	4,891	3,892	18,565	14,457
Gain on disposition of equipment	(1,643)	(9,468)	(22,395)	(23,619)
Total operating expenses	258,837	231,846	1,013,150	834,971

Operating income	5,425	21,421	52,206	65,785

Interest expense	3,311	2,468	13,794	7,776
Interest income	---	---	---	(7)
Other (income) expenses, net	34	329	257	154
Minority income	(210)	---	(253)	---
Income before income taxes	2,290	18,624	38,408	57,862
Income tax expense	666	6,589	13,564	20,645
Net income	$1,624	$12,035	$24,844	$37,217

Income per common share:
Diluted	$0.06	$0.47	$0.88	$1.52
Basic	$0.06	$0.48	$0.90	$1.56

Diluted weighted average shares outstanding	28,246	25,808	28,081	24,471
Basic weighted average shares outstanding	27,614	25,270	27,507	23,844

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CELADON GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2016 and June 30, 2015
(Dollars and shares in thousands except par value amounts)

	(Unaudited)
	June 30,	June 30,
ASSETS	2016	2015

Current assets:
Cash and cash equivalents	$9,077	$24,699
Trade receivables, net of allowance for doubtful accounts of $1,588 and $1,002 at June 30, 2016 and June 30, 2015, respectively	134,572	130,892
Prepaid expenses and other current assets	38,498	33,267
Tires in service	3,175	1,857
Leased revenue equipment held for sale	24,937	52,591
Revenue equipment held for sale	44,876	49,856
Income tax receivable	473	17,926
Deferred income taxes	45,537	7,083
Total current assets	301,145	318,171
Property and equipment	779,156	935,976
Less accumulated depreciation and amortization	(142,423)	(147,446)
Net property and equipment	636,733	788,530
Leased assets	99,300	-
Tires in service	3,603	2,173
Goodwill	62,451	55,357
Investment in unconsolidated companies	2,253	-
Other assets	43,342	11,458
Total assets	$1,148,827	$1,175,689

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$26,499	$13,699
Accrued salaries and benefits	17,090	16,329
Accrued insurance and claims	20,727	14,808
Accrued fuel expense	8,258	10,979
Accrued purchase transportation	22,046	16,259
Accrued equipment purchases	---	775
Deferred leasing revenue	15,918	31,872
Other accrued expense	29,560	31,835
Current maturities of long term debt	---	948
Current maturities of capital lease obligations	51,397	62,992
Total current liabilities	191,495	200,496
Long term debt, net of current maturities	152,032	133,199
Capital lease obligations, net of current maturities	247,383	366,452
Other long term liabilities	22,227	953
Deferred income taxes	154,675	108,246
Stockholders' equity:
Common stock, $0.033 par value, authorized 40,000 shares; issued and outstanding 28,715 and 28,342 shares at June 30, 2016 and June 30, 2015, respectively	948	935
Treasury stock at cost; 500 shares at June 30, 2016 and June 30, 2015	(3,453)	(3,453)
Additional paid-in capital	198,576	195,682
Retained earnings	218,056	195,412
Accumulated other comprehensive loss	(33,112)	(22,233)
Total stockholders' equity	381,015	366,343
Total liabilities and stockholders' equity	$1,148,827	$1,175,689

Key Operating Statistics

	For the three months ended		For the year ended
	June 30,		June 30,
	2016	2015	2016	2015
Average revenue per loaded mile (*)	$1.868	$1.885	$1.884	$1.785
Average revenue per total mile (*)	$1.597	$1.613	$1.609	$1.572
Average revenue per tractor per week (*)	$2,956	$3,058	$2,860	$3,056
Average miles per seated tractor per week(**)	1,851	1,896	1,777	1,944
Average seated line-haul tractors (**)	4,808	4,496	5,037	3,886
*Freight revenue excluding fuel surcharge.
**Total seated fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

Adjusted Trucking Revenue (^)	$207,324	$208,676	$845,602	$748,195
Asset Light Revenue	31,529	27,487	126,417	90,722
Intermodal Revenue	9,698	11,024	40,101	36,713
Other Revenue	15,711	6,080	53,236	25,127
Total Revenue	$264,262	$253,267	$1,065,356	$900,756
^Trucking Revenue for US, Canada, Mexico. Includes Fuel Surcharge.

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